Exhibit 10.3

May 11, 2026

Mr. John DiLullo
Re: Sign-On Bonus Dear John,
Reference is hereby made to that certain Offer Letter by and between you and PagerDuty, Inc. (the “Company”), dated as of the date hereof (the “Offer Letter”). I am pleased to offer you the opportunity to receive a sign-on bonus in connection with the commencement of your employment as Chief Executive Officer of the Company on the terms set forth in your Offer Letter and this letter agreement (this “Agreement”). For the avoidance of doubt, all other terms and conditions of your employment shall be as set forth in your Offer Letter. Terms capitalized but not defined in this Agreement shall have the meanings set forth in your Offer Letter.
1.Sign-On Bonus. You shall be eligible to be paid a one-time sign-on bonus of $300,000 (subject to applicable withholding) in the first payroll processed after your Start Date (the “Sign-On Bonus”). The Sign-On Bonus will be deemed fully earned after you have successfully completed twelve (12) months of active employment with the Company (the “Retention Period”). The Sign-On Bonus is recoverable by the Company in the event you provide notice of resignation without Good Reason or are terminated by the Company for Cause (as “Good Reason” and “Cause” are defined in Section 5 of the Offer Letter, provided that “Cause” must also constitute “misconduct” as defined in Section 1256 of the California Unemployment Insurance Code to the extent required by California Business & Professions Code Section 16608 and California Labor Code Section 926) prior to the twelve (12)-month anniversary of your Start Date, in which case you will be required to repay the Applicable Portion (as defined below) of your Sign-On Bonus on or before your last day of work via certified check. By signing below, you authorize the Company to deduct the Applicable Portion owed to the Company from your pay (including from any payments of base salary, bonus or other amounts owed to you). For purposes of this Agreement, the “Applicable Portion” of your Sign-On Bonus is the product of (a) $300,000 and (b) a fraction, the numerator of which is the number of days remaining (i.e., not yet elapsed) in the Retention Period as of the date of your termination of employment, and the denominator of which is three hundred sixty-five (365). Notwithstanding any provision herein, you, or, in the event of your death, your estate or survivors, shall have no obligation to repay any portion of the Sign-On Bonus if your employment terminates due to your death or disability within the twelve (12) month anniversary of your Start Date.

2.Acknowledgements. You hereby acknowledge that you have been advised of the right to consult with an attorney of your choosing concerning this Agreement and have had a reasonable opportunity of not less than five (5) business days to seek and obtain such advice prior to executing this Agreement, and that you enter into this Agreement knowingly and voluntarily. Further, you and the Company acknowledge that, in accordance with applicable law, you could have elected to receive payment of the
Sign-On Bonus at the end of the Retention Period without any repayment obligation, in lieu of receiving the Sign-On Bonus on the terms set forth in Section 1.
3.No Interest Owed on Repayment. You and the Company acknowledge and agree that in the event you are required to repay any Applicable Portion of the Sign-On Bonus, the Applicable Portion shall not be subject to any interest accrual.
4.Miscellaneous. Section 6 (Section 409A), Section 7 (Section 280G), and Section 10 (Miscellaneous Provisions) of the Offer Letter are each hereby incorporated by reference and shall apply mutatis mutandis as if set forth herein.
To accept the terms of this Agreement, please sign and date this Agreement in the space provided below. A duplicate original is enclosed for your records. This Agreement, together with your Offer Letter (and such other agreements referenced therein), forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. This Agreement may not be modified or amended except by a written agreement signed by you and an authorized member of the Board (other than you).
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

PagerDuty, Inc.
By:    /s/ Zachary Nelson
Zachary Nelson, Chair of the Compensation Committee of the Board

Agreed and Accepted:

/s/ John DiLullo

John DiLullo

[Signature Page to Sign-On Bonus Agreement]